UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest reported event): June 16, 2011

POSTROCK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 001-34635

DELAWARE	27-0981065
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

210 Park Avenue	73102
Oklahoma City, Oklahoma	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s Telephone Number, including Area Code: (405) 600-7704
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
SIGNATURE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 17, 2011, in connection with Mr. David C. Lawler’s previously reported resignation as Chief Executive Officer, President and director of PostRock Energy Corporation (the “Company”), which is scheduled to become effective on July 15, 2011, the Board of Directors of the Company elected Terry W. Carter as Interim President and Chief Executive Officer. Since 2007, Mr. Carter has been a principal of a number of private oil and gas ventures. From 2003 to 2007, Mr. Carter served as President and Chief Executive Officer of Ascent Energy, Inc., a private exploration and production company. In 2001, Mr. Carter became Executive Vice President of Exploration and Production at Range Resources Corporation, an exploration and production company, where he served in that role until 2003.
Item 8.01 Other Events.
MHR Purchase Agreement
     On June 16, 2011, Quest Eastern Resource LLC (“QER”), a wholly owned subsidiary of the Company, closed the third phase of the sale of certain Appalachian oil and gas properties and leasehold mineral interests and related assets, which in this phase were located in Braxton and Lewis Counties, West Virginia (the “Assets”), to Triad Hunter, LLC (“Triad”), a wholly owned subsidiary of Magnum Hunter Resources Corporation (“MHR”), pursuant to a Purchase and Sale Agreement, dated as of June 16, 2011 (the “Purchase Agreement”), by and among QER, Triad and, for the limited purposes of guaranty stated therein, the Company. The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the parties, and the closing of the sale of the Assets occurred simultaneously with the execution of the Purchase Agreement.
QER Term Loan
     The Assets were pledged as collateral under the Third Amended and Restated Credit Agreement (the “Credit Agreement”) between QER, as borrower, and Royal Bank of Canada (“RBC”), as administrative and collateral agent and lender. The aggregate consideration received by QER for the Assets, after excluding approximately $564,000 placed in escrow, was $4.3 million in cash, which was delivered to RBC in repayment of a portion of the term loan under the Credit Agreement and as consideration for the release of RBC’s liens encumbering the Assets.
     On June 17, 2011, the Company issued to RBC 141,186 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Asset Sale Agreement, dated September 21, 2010, between the Company and RBC (the “Asset Sale Agreement”), in lieu of payment in cash of the approximately $840,000 amount of loss due under the Asset Sale Agreement. Upon receipt by RBC of the Shares, all remaining obligations of QER and the Company under the Credit Agreement and the Asset Sale Agreement were fully discharged, the Credit Agreement and all related loan documents, including the Asset Sale Agreement, were terminated and RBC released all liens encumbering the remaining assets of QER and its lien on the equity of QER. The Company expects to recover an amount equal to its payment to RBC of the amount of loss through release of escrowed proceeds from the first and second phases of the sale to Triad that closed in December 2010 and January 2011, respectively.
     The Shares issued to RBC were issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving any public offering. The issuance was not a public offering for purposes of Section 4(2) because of its being made only to one entity, that entity’s status as an accredited investor and the manner of the issuance, including that the Company did not engage in general solicitation or advertising with regard to the issuance of the Shares and did not offer the Shares to the public in connection with the issuance.
Settlement of Oklahoma Royalty Litigation
     As further described in Note 14 of Part II, Item 8 in the Company’s annual report on Form 10-K for the year ended December 31, 2010, the Company has been sued in two consolidated lawsuits filed by approximately 56 royalty owners in the District Court of Nowata County, State of Oklahoma. On June 15, 2011, an additional lawsuit was filed in the same court on behalf of a putative class consisting of all Oklahoma royalty interest owners not covered by the consolidated lawsuits. In each of the lawsuits, the plaintiffs allege that the Company has wrongfully deducted post-production costs from the plaintiffs’ royalties and have engaged in self-dealing contracts and agreements resulting in a less than market price for the gas production. A settlement agreement has been entered resolving all claims in both the consolidated individual royalty owner action and in the class action. On June 20, 2011, the District Court preliminarily certified the class and approved the settlement. Following a 30-day period during which members of the class may opt out, a hearing on final approval of the class settlement is scheduled to be held on July 28, 2011. A total of $5.6 million will be paid to the claimants in the settlement, which was fully reserved as of March 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

	By:	/s/ David J. Klvac David J. Klvac
Executive Vice President and Chief Accounting Officer

Date: June 23, 2011